Exhibit 99.1

Press Release

Technest Wins Unanimous Binding Arbitration Award of Over $23 Million

Bethesda, MD, August 24, 2009 – On August 21, 2009, an American Arbitration Association Panel of three arbitrators awarded Technest Holdings, Inc. (OTCBB:TCNH) $23,778,402.83 following a seven-day hearing that ended on June 30, 2009.  Technest filed a demand for arbitration on September 24, 2008 against EOIR Holdings LLC, an affiliate of The White Oak Group, Inc., for breach of the Stock Purchase Agreement (“SPA”) which the parties entered into in 2007 to effectuate the sale of EOIR Technologies, Inc.(“EOIR”), a subsidiary of Technest at the time, in exchange for approximately $34 million.  Technest alleged in its demand that EOIR Holdings LLC breached the SPA when it failed to pay to Technest approximately $23 million of the purchase price, which became due upon the successful award to EOIR of the follow-on of an existing contract with the U.S. Army’s Night Vision and Electronic Sensors Directorate.  EOIR Holdings LLC alleged that the amount was not due because the award of the contract to EOIR did not meet the requirements for payment under the SPA.  However, the arbitration panel unanimously agreed with Technest and ruled that EOIR Holdings LLC “breached the SPA and must pay [Technest] the remainder of the purchase price” in the amount of $23,778,402.83.  While this award is final and binding, collection of the award remains subject to confirmation and enforcement.

The lead attorney for Technest, Carmine Zarlenga of Howrey LLP in Washington, stated "this was a hard fought battle involving a very important issue for our client with two-thirds of the purchase price for a valuable subsidiary at stake.  Obviously, we are very pleased with the award in favor of our client.  It's clear from the 13-page ruling accompanying the award that the arbitrators gave thorough consideration to all of the evidence and that a just and fair outcome was reached.  When you call a client with news of this sort, as I had the good fortune to do this morning, it really doesn't get any better than that."

Gino M. Pereira, the Chief Executive Officer of Technest, stated “we are very pleased with the outcome of the arbitration which vindicates our position. We now look forward to continuing to grow Technest’s world class advanced imaging solutions.”

As previously announced, Technest remains committed to distributing a portion of its proceeds to its stockholders in accordance with the Release Agreement dated August 31, 2007 with Southridge, Technest's largest stockholder.

About Technest Holdings, Inc.

Technest Holdings, Inc. is a provider of: advanced remote sensor systems, intelligent surveillance and advanced 3D imaging technology solutions to the defense, homeland security and healthcare marketplaces. Technest is committed to setting next-generation imaging standards through the provision of innovative emerging technologies. Through strategic development, Technest focuses on the creation of dual-use technology and products with applications in healthcare as well as the fields of defense, civilian homeland security and law enforcement. For more information, please visit the company's website at http://www.technestinc.com.

Investors are cautioned that certain statements contained in this press release are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. In addition, any statements concerning the anticipated proceeds, future financial performance (including future revenues, earnings or growth rates), and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements are based upon current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about Technest Holdings, its products, economic and market factors and the industries in which Technest Holdings does business, among other things. These statements are not guarantees of future performance and Technest Holdings has no specific intention to update these statements. More detailed information about those factors is contained in Technest Holdings' filings with the Securities and Exchange Commission. http://www.sec.gov

Contact:
Stanley Wunderlich
CEO
Consulting for Strategic Growth 1
T: 1-800-625-2236
F: 1-646-205-7771
Email: Email Contact
Web site: www.cfsg1.com